Exhibit 5.1

October 27, 2016

SenesTech, Inc.

3140 N. Caden Ct., Suite 1
Flagstaff, AZ 86004

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to SenesTech, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-213736), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale of up to 2,300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock), which includes up to 2,146,154 shares to be issued and sold by the Company (including 146,154 shares subject to the underwriters’ over-allotment option described in the Registration Statement) (the “Primary Shares”), and up to 153,846 shares to be offered and sold by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) upon exercise of the underwriters’ over-allotment option described in the Registration Statement (the “Secondary Shares”), plus warrants (the “Warrants”) to purchase up to an aggregate of 200,000 shares of Common Stock (the “Warrant Shares”).

As such special counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including, without limitation (a) a form of the Amended and Restated Certificate of Incorporation of the Company; (b) a form of the Amended and Restated Bylaws of the Company; (c) certain resolutions adopted by the board of directors of the Company; (d) the form of Warrant; and (e) the form of underwriting agreement to be executed by the Company, the Selling Stockholders and the underwriters substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). In our examination, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the legal competence of all signatories to such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of California, and the federal laws of the United States of America.

The aggregate amount of the Secondary Shares equals $2,000,000 divided by the initial public offering price. For purposes of the opinions stated below, we have assumed an initial public offering price of $13.00 (which is the midpoint of the price range set forth on the cover page of the Amendment No. 3 to the Registration Statement) and calculated that the Selling Stockholders may sell up to an aggregate of 153,846 shares in connection with the exercise of the underwriters’ over-allotment option, and the remainder of the 300,000 shares subject to the underwriters’ over-allotment option, or 146,154 shares, may be sold by the Company.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)	Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)	Our opinion is subject to the qualification that the availability of specifics performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)	We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)	We express no opinion as to whether a state court outside of the State of California or a federal court of the United States would give effect to the choice of California law provided for in the Warrants.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Primary Shares have been duly authorized and, when the price at which the Primary Shares will be sold has been approved by the finance committee of the Board of Directors of the Company and when the Primary Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and nonassessable;

2.	The Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable;

3.

Provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company; and

4.	The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issues, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Summit Law Group, PLLC

SUMMIT LAW GROUP, PLLC